Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Neil Berkman, Investor Relations, 310-477-3118, nberkman@berkmanassociates.com
Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com
Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

February 2, 2012
(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 22% REVENUE GROWTH FOR THE FOURTH QUARTER
AND RECORD SALES FOR THE YEAR
ORGANIC REVENUE GROWTH RATE INCREASES TO 10%

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation solutions to the U.S. healthcare market, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Results

Net income was $8,306,000 and diluted earnings per share was $0.75 for the fourth quarter of 2011 compared to net income of $2,858,000 and diluted earnings per share of $0.26 for the fourth quarter of 2010. Excluding M&A transaction costs, India restructuring costs and resolution of a tax contingency, non-GAAP net income was $2,772,000 and non-GAAP diluted earnings per share was $0.25 for the fourth quarter of 2011. See the table below for a reconciliation of GAAP and non-GAAP results.

Revenue for the fourth quarter of 2011 increased $5,919,000 or 22% to $32,895,000 compared to $26,976,000 for the fourth quarter of 2010. Excluding $7,376,000 contributed in the fourth quarter of 2011 by the Heartland, DTS and Salar acquisitions and $3,722,000 of revenue contributed by the Heartland acquisition in the fourth quarter of 2010, revenue increased 10%.

Gross profit for the fourth quarter of 2011 increased 22% to $12,733,000, or 39% of revenue compared to $10,445,000 or 39% of revenue, for the fourth quarter of 2010.

Operating expenses were impacted by two unusual items: M&A transaction costs of $1,346,000 and India restructuring costs of $662,000. In addition, the company, which is self-insured for medical benefits, experienced extremely high medical claims in the fourth quarter, resulting in expense of $1,342,000 compared to $722,000 in the third quarter of 2011 and $830,000 in the fourth quarter of 2010. Operating expenses for the fourth quarter included $345,000 of stock-based compensation expense and $959,000 of depreciation and amortization expense.

Non-GAAP operating income excluding the M&A transaction costs and India restructuring costs was $4,889,000 or 15% of revenue compared to GAAP operating income of $5,063,000 or 19% of revenue in the fourth quarter of 2010. GAAP operating income for the fourth quarter of 2011 was $2,881,000.

Other expense, net was impacted by $297,000 of foreign exchange losses due to the 8.2% decline in the Indian Rupee relative to the U.S. dollar between September 30 and December 31, 2011. This is approximately offset by the favorable impact on translation of India direct costs and operating expenses into U.S. dollars.

Income tax expense was impacted by the favorable resolution of a tax contingency related to the Heartland acquisition of $6,759,000. Excluding this non-cash adjustment, the effective tax rate was 41% for the fourth quarter.

Table to Reconcile GAAP Results to Non-GAAP Results for the Quarter ended December 31, 2011
In Thousands, Except Per Share Amounts

	GAAP Results	Transaction Costs	Delhi Restructuring Costs	Resolution of Tax Contingency	Non-GAAP Results
Revenue	$32,895	—	—	—	$32,895
Gross Profit	12,733	—	—	—	12,733
Operating Income	2,881	1,346	662	—	4,889
Income before Income Taxes	2,615	1,346	662	—	4,623
Net Income	$8,306	$821	$404	$(6,759)	$2,772
Weighted avg. shares outstanding -diluted	11,123	11,123	11,123	11,123	11,123
Diluted earnings per share	$0.75	$0.07	$0.04	$(0.61)	$0.25

As of December 31, 2011, the Company had $13,461,000 of cash, cash equivalents and short-term investments on hand, $23,129,000 of net working capital and no debt outstanding. The Company has approximately $15 million of federal net operating loss carry-forwards available to offset future taxable income. The Company invested $1,300,000 in capital expenditures and capitalized software development costs during the fourth quarter, including $1,121,000 related to Transcend's new Encore transcription platform.

2011 Results

For the year ended December 31, 2011, revenue increased 33% to $125,057,000 and gross profit increased 43% to $49,665,000. The gross profit margin increased to 40% of revenue compared to 37% of revenue in 2010. Operating income increased 42% to $20,536,000 or 16% of revenue in 2011 compared to $14,469,000 or 15% of revenue in 2010. The operating income includes $1,670,000 and $1,518,000 of M&A transaction costs in 2011 and 2010, respectively. Other expense, net, was $545,000 in 2011 compared to $127,000 in 2010 with the bulk of the increase related to the impact of foreign currency rate changes. The effective tax rate was 5% in 2011 due primarily to the $6,759,000 resolution of a tax contingency compared to 41% in 2010. Net income was $19,038,000 in 2011 compared to $8,520,000 in 2010. Diluted earnings per share was $1.72 in 2011 and $0.79 in 2010.

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “I am pleased to report that we achieved record sales (bookings) in 2011 that we estimate will generate between $15 million and $19 million of annual revenue once fully implemented. We had our third consecutive quarter of strong sales in the fourth quarter, signing new business that we expect to generate between $3.4 million and $4.2 million of annual revenue. We finished the year with a 95% customer retention rate, which was on target with our plan going in to the year and evidence that we continue to provide excellent service to our customers.”

Larry Gerdes, Chief Executive Officer, stated: “Although we are very pleased with our performance for 2011 as a whole, especially our record sales and 42% increase in operating income, fourth quarter profitability fell short of our expectations even after adjusting for M&A transaction costs and Delhi restructuring costs. We had planned to increase our gross margin back to at least 40% of revenue, but it stayed constant compared to the third quarter of 2011 at 38.7%, a $0.4 million (pre-tax) or approximately two cents per share after tax shortfall to our internal target. Our medical claims increased unexpectedly in the fourth quarter and resulted in health insurance expense that was approximately $0.6 million (pre-tax) or approximately three cents per share after tax higher than we had anticipated. We have taken corrective measures to drive higher profitability going forward and view this as a challenge similar to the one we faced at the beginning of 2010 when profitability had dropped due to acquisitions. In that case, we successfully executed on our plans and drove profitability back up significantly over the course of the year and we believe we can do that again.”

Ms. McGrogan continued: “Let me speak more specifically to our profitability improvement initiatives. Effective December 31st, we have shut down our Delhi, India operations center and re-allocated work to our Bangalore center and third party partners to improve quality and reduce cost. We expect this change to result in cost savings of approximately $0.9 million per year. Effective February 1st, we re-aligned our operations team, which we expect to generate $0.7 million per year in savings. These two changes, which total $1.6 million, should improve our gross margin as a percentage of revenue by 1.2% at fourth quarter 2011 annualized revenue levels. Looking forward, we plan to further improve Bangalore capacity utilization and transcriptionist efficiency. Domestically, we will focus on migrating off of third party transcription platforms, particularly in situations where we pay license fees to use the platform, and I will be disappointed if we can't add at least a half point of gross margin by the end of the year related to this initiative. We also plan to improve the percentage of the volume on our BeyondTXT platform that is edited using speech recognition technology to 90% by year-end from 83% in the fourth quarter, which could result in another $0.5 million of annualized savings once the 90% level is reached. And the good news is that we expect these initiatives to result in either no change or improvement in customer satisfaction.”

Lance Cornell, Chief Financial Officer, added: “We were very concerned about the increase in our health insurance costs in the fourth quarter. We are self-insured, but we do have stop loss insurance that will increasingly cap costs in the second half of our plan year, which ends June 30th. We've also taken immediate measures to re-classify 145 employees from full time to part time effective February 1st, removing them from benefits at a savings of approximately $0.4 million per year. Longer-term, we will look at health plan design changes and wellness programs to contain costs. Together with the changes in operations that Susan discussed, we entered February with $2.0 million of annual savings in place. At a more strategic level, we remain committed to pursuing acquisition opportunities to maximize the use of our cash flow and drive a higher growth rate for our investors.”

Mr. Gerdes concluded: “We are partnering with our customers to provide the best clinical documentation services and solutions, helping them to excel in an ever-changing market. In addition to putting our customers first in everything we do, we are committed to being the best place to work in the industry and we are continuously striving for operational excellence. I want to thank our customers for their loyalty and our employees for the hard work that resulted in Transcend's best year ever. Lastly, I want to thank our investors for their support.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on February 2, 2012 at 11:00am EST. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 45510388 and, if asked, identify the conference name as

Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (855) 859-2056 (US/Canada) or (404) 537-3406 (international) and entering the conference identification number 45510388 from two hours after the completion time of the conference call until midnight on February 10, 2012.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services - along with our physician self-edit and template solutions, data extraction and reporting tools - provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most - their patients.  For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of gross profit, operating income, income before income taxes, net income and diluted earnings per share in this earnings release and anticipates using some or all of these measures in the earnings conference call on November 7, 2011. These measures should not be considered in isolation or as a substitute for GAAP gross profit, operating income, income before income taxes, net income, diluted earnings per share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company's products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, customer attrition, the Company's position for growth, delays in the development of the Company's transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, resolution of uncertain tax positions, changes in tax laws, foreign currency exchange rates and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission ("SEC") from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995.

Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and rounded to the nearest thousand,
except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenue	$32,895,000	$26,976,000	$125,057,000	$94,307,000
Direct costs	20,162,000	16,531,000	75,392,000	59,680,000
Gross profit	12,733,000	10,445,000	49,665,000	34,627,000
Operating expenses:
Sales and marketing	940,000	507,000	2,766,000	1,928,000
Research and development/I.T.	1,454,000	741,000	4,581,000	2,073,000
General and administrative	4,146,000	3,197,000	14,726,000	11,215,000
Stock-based compensation	345,000	182,000	1,262,000	1,395,000
Restructuring costs	662,000	—	772,000	—
Transaction costs (M&A)	1,346,000	118,000	1,670,000	1,518,000
Depreciation and amortization	959,000	637,000	3,352,000	2,029,000
Total operating expenses	9,852,000	5,382,000	29,129,000	20,158,000
Operating income	2,881,000	5,063,000	20,536,000	14,469,000
Interest and other expenses, net	266,000	48,000	545,000	127,000
Income before income taxes	2,615,000	5,015,000	19,991,000	14,342,000
Income tax provision	(5,691,000)	2,157,000	953,000	5,822,000
Net income	$8,306,000	$2,858,000	$19,038,000	$8,520,000

Basic earnings per share:
Net earnings per share	$0.78	$0.27	$1.79	$0.81
Weighted average shares outstanding	10,688,000	10,520,000	10,654,000	10,495,000

Diluted earnings per share:
Net earnings per share	$0.75	$0.26	$1.72	$0.79
Weighted average shares outstanding	11,123,000	10,859,000	11,071,000	10,845,000

TRANSCEND SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited and rounded to the nearest thousand)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$11,777,000	$6,207,000
Short-term investments	1,684,000	20,454,000
Accounts receivable, net of allowance for doubtful accounts of $174,000 at December 31, 2011 and $124,000 at December 31, 2010	18,502,000	12,037,000
Deferred income tax, net	676,000	410,000
Prepaid income tax	2,584,000	—
Prepaid expenses and other current assets	526,000	688,000
Total current assets	35,749,000	39,796,000
Property and equipment, net	2,792,000	2,976,000
Capitalized software development costs, net	7,184,000	3,188,000
Intangible assets, net	58,934,000	42,423,000
Deferred income tax, net	1,565,000	470,000
Other assets	303,000	414,000
Total assets	$106,527,000	$89,267,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,798,000	$1,653,000
Accrued compensation expense	3,554,000	3,666,000
Promissory notes payable	—	67,000
Income tax payable	1,348,000	1,193,000
Other accrued liabilities	4,920,000	2,180,000
Total current liabilities	12,620,000	8,759,000
Long term liabilities:
Income tax contingencies	2,084,000	9,656,000
Other liabilities	381,000	689,000
Total long term liabilities	2,465,000	10,345,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at December 31, 2011 and December 31, 2010	-	-
Common stock, $0.05 par value; 30,000,000 shares authorized at December 31, 2011 and December 31, 2010; 10,690,000 and 10,566,000 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	534,000	528,000
Additional paid-in capital	65,603,000	63,368,000
Retained earnings	25,305,000	6,267,000
Total stockholders' equity	91,442,000	70,163,000
Total liabilities and stockholders' equity	$106,527,000	$89,267,000